645 Molly Lane, Suite 150 Woodstock, Georgia 30189 (800) 759-9305

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

August 30, 2021

Dear Stockholder:

We are reaching out regarding the proxy materials we recently sent you in connection with the annual meeting of stockholders of Sonoma Pharmaceuticals, Inc. scheduled to be held on September 15, 2021. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Sonoma annual meeting, please vote your shares as promptly as possible so that your shares may be represented and voted at the meeting.

This letter was sent to you because you held shares of the Company on the record date, July 23, 2021, and we have not yet received your vote. In order to hold the annual meeting, we need to have a quorum (the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the Record Date). Your vote is extremely important, no matter how many shares you hold or how you choose to vote. PLEASE VOTE YOUR SHARES TODAY.

For the reasons set forth in the proxy statement, the Board of Directors recommends you vote “FOR” each of the proposals, the election of one director nominee, the approval of our executive compensation, and the ratification of our independent auditors. Please vote via the internet or phone as soon as possible.

We have retained D.F. King & Co., Inc. to solicit proxies for us. We have agreed to reimburse D.F. King for reasonable expenses. If you need assistance voting your shares, please call D.F. King collect at (800) 829-6551. On behalf of your Board of Directors, thank you for your ongoing support of, and continued interest in Sonoma.

Sincerely,

Bruce Thornton
Chief Operating Officer and Corporate Secretary
Woodstock, Georgia